EXHIBIT 3.1

                         CNA FINANCIAL CORPORATION

                    CERTIFICATE OF DESIGNATION RELATING
                    TO THE SERIES H CUMULATIVE PREFERRED
                         STOCK WITH NO PAR VALUE OF
                         CNA FINANCIAL CORPORATION

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                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware

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         CNA Financial Corporation, a Delaware corporation (the
"Corporation"), hereby certifies that pursuant to the authority contained in Article FOURTH of the Corporation's Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolution was duly adopted by the Special Review Committee of the Board of Directors of the Corporation (which was granted authority to designate the terms hereof by resolutions of the Board of Directors of the Corporation), creating a series of its Preferred Stock designated as Series H Cumulative Preferred
Stock:

         RESOLVED, that there is hereby created and the Corporation be, and it hereby is, authorized to issue 7,500 shares of a series of its Preferred Stock designated Series H Cumulative Preferred Stock (the "Series H Preferred") to have the powers, preferences and rights and the qualifications, limitations or restrictions thereof hereinafter set forth in this resolution:

     1. Preference. The preferences of each share of Series H Preferred with respect to distributions of the Corporation's assets as dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be (i) equal to the preferences of every other share of Series H Preferred from time to time outstanding in every respect, (ii) equal to the preferences of all Parity Stock, (iii) senior to the preferences of the Corporation's common stock and any series of preferred stock expressly made junior to the Series H Preferred to the extent so provided and (iv) junior to the preferences of any Senior Stock.

     2. Voting Rights. Except as otherwise expressly provided herein, in the Certificate of Incorporation or the By-laws of the Corporation or by law, the Holders of Series H Preferred, by virtue of their ownership thereof, shall have no voting rights.

     3. Liquidation Rights.

       (A) Liquidation Amount. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series H Preferred shall be outstanding, each then outstanding share of Series H Preferred shall entitle the Holder thereof to a preference, against the Property of the Corporation available for distribution to the Holders of the Corporation's Stock equal to the Series H Preferred Value plus an amount equal to all unpaid dividends accrued thereon to the date that the Corporation makes the payment available to the Holders.


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       (B) No Further Right To Participate. After payment of all amounts payable pursuant to Section 3(A) shall have been made in full to the Holders of the outstanding Series H Preferred, or funds necessary for such payment shall have been set aside in trust for the account of the Holders of Series H Preferred so as to be, and continue to be, available therefor, the Holders of Series H Preferred shall be entitled to no further participation in the distribution of assets of the Corporation.

       (C) Proportionate Distribution. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof available for distribution to the Holders of shares of Series H Preferred shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (A) of this Section
3, no such distribution shall be made on account of any shares of Parity Stock unless proportionate distributive amounts shall be paid on account of the shares of Series H Preferred, ratably, in proportion to the full distributable amount for which holders of all such shares of Parity Stock and Series H Preferred are respectively entitled upon such liquidation, dissolution or winding-up.

       (D) Order of Distributions. All of the preferential amounts to be paid to the Holders of Series H Preferred as provided in this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any common stock or any series of preferred stock, whether now or hereafter authorized, which ranks junior to the Series H Preferred upon such liquidation, dissolution or winding-up.

     4. Dividends.

       (A) Accrual of Dividends. The Holders of Series H Preferred shall be entitled to receive, when and as declared by the Board out of funds legally available therefor, cumulative dividends payable in cash. Such dividends shall accrue at the Applicable Rate and shall be cumulative with respect to each share of Series H Preferred, from the date of issuance of such share, and shall accrue until paid, whether or not earned, whether or not declared by the Board, whether or not the CCC Ratings Contingency or a CCC Ratings Upgrade has occurred and whether or not there are funds legally available therefor on the date such dividends are payable. The amount of dividends per share payable on shares of Series H Preferred for each full Dividend Period shall be computed by dividing by four the Applicable Rate for such Dividend Period and applying the rate obtained against the Series H Dividend Calculation Value per share of Series H Preferred as of the relevant Dividend Payment Date. The amount of dividends payable for the initial dividend period or any other period shorter than a full dividend periods shall be computed on the basis of a 360-day year of twelve 30-day months.



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(B) Payment of Dividends. Dividends shall be payable in cash to each Holder of Series H Preferred in quarterly installments on March 1, June 1, September 1, and December 1 in each year, commencing on March 1, 2003 (each a "Dividend Payment Date"), as declared by the Board out of funds legally available therefor. The Board may fix a record date for the determination of a dividend or distribution declared thereon, which record date shall not be more than 30 days prior to the date fixed for the payment thereof. Prior to the occurrence of a CCC Ratings Contingency, the Board may not declare a dividend on the Series H Preferred; provided, however, that any time after the occurrence of a CCC Ratings Upgrade, the Board may declare and pay a dividend in an amount not greater than, and which shall be credited against, the accrued but unpaid dividends with respect to the Series H Preferred for all Dividend Periods ending after such CCC Ratings Upgrade has occurred. After the occurrence of the CCC Ratings Contingency, the Board may declare a dividend and any dividend payment made on shares of Series H Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series H Preferred. Dividends shall cease to accrue on any Stock if and when redeemed as provided herein, or as to the Series H Preferred upon any liquidation as described herein.

       (C) Limitation on Certain Distributions.

           (1) Except as hereinafter provided, no dividends shall be declared or paid or set apart for payment on any Parity Stock or the shares of any series of any class of Stock ranking, as to dividends, junior to the Series H Preferred for any period unless all cumulative dividends have been or contemporaneously are declared and paid on the Series H Preferred through the most recent Dividend Payment Date. When dividends are not paid in full as aforesaid upon the shares of Series H Preferred and any Parity Stock, all dividends declared upon shares of Series H Preferred and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on Series H Preferred and such other series shall in all cases bear to each other the same ratio that the product of the amount per share on which dividends are calculated multiplied by the dividend rate on the shares of Series H Preferred and such other series bear to each other (for purposes of this sentence, "dividend rate" shall mean the average Applicable Rate on the Series H Preferred for the Dividend Periods during which dividends shall not have been paid in full). Holders of shares of Series H Preferred shall not be entitled to any dividend, whether payable in cash, Property or Stock, in excess of full cumulative dividends, as herein provided on the Series H Preferred. No interest or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred which may be in arrears.

           (2) So long as any shares of Series H Preferred are outstanding, no dividend (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock or in any other Stock ranking junior to the Series H Preferred as to dividends and liquidation and other than as provided in subparagraph (1) of this Section 4(C)) shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock or upon any other


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Stock of the Corporation ranking junior to or on a parity with the Series H
Preferred as to dividends or upon liquidation, nor shall any common stock nor any other Stock of the Corporation ranking junior to or on parity with the Series H Preferred as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such Stock) by the Corporation (except by conversion into or exchange for Stock of the Corporation ranking junior to Series H Preferred as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series H Preferred shall have been paid for all past Dividend Periods.

     5. Redemption.

     Upon the mutual agreement of the Corporation and the Holders of a majority of the outstanding shares of Series H Preferred, at any time and from time to time, the outstanding shares of the Series H Preferred may be redeemed for cash in whole or in part on a pro rata basis at a redemption price per share equal to the Series H Preferred Value plus all unpaid dividends accrued thereon through and including the date of redemption.

     6. Conversion; Exchange. The Series H Preferred shall not be convertible into or exchangeable for any other shares of Stock or Property of the Corporation.

     7. Protective Provisions. So long as any shares of Series H Preferred remain outstanding, the Corporation shall not, without the affirmative vote or written consent of Holders of at least a majority (or more if required by law) of the outstanding shares of Series H Preferred:

        (A) Amend, waive or repeal any provisions of, or add any provision to, this Certificate of Designation; or

        (B) Authorize, create, issue or sell any shares of Senior Stock or Parity Stock.

     8. Notices. All notices provided for hereunder shall be in writing and delivered by hand or by first-class or certified mail, postage prepaid and, if to a Holder of Series H Preferred, to such Holder at the address as shown on the books of the Corporation or its transfer agent, if any, and if to the Corporation to its offices at CNA Plaza, Chicago, Illinois 60685;
Attention: Treasurer, or such other place as shall be designated by the Corporation in a notice delivered to the Holders of Series H Preferred.

     9. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:

         "Applicable Rate" shall mean, (i) until the CCC Ratings
Contingency is satisfied, 8.00% per annum and (ii) as of the first day of the Dividend Period beginning after the CCC Ratings Contingency is satisfied and the first day of each Dividend Period thereafter (each a "Reset Date"), the Treasury Yield plus 400 basis points.

         "Board" shall mean the Board of Directors of the Corporation.

         "CCC" shall mean Continental Casualty Company and its successors.



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         "CCC Ratings Contingency" shall have been satisfied on the earlier to occur of (1) the date on which the insurer financial strength ratings of CCC shall have increased by two ratings levels, including intermediate rating levels (e.g. from A- to A+), from its ratings on the date of original issuance of the Series H Preferred by any of the Rating Agencies or (2) the date which is one year after a CCC Ratings Upgrade shall have occurred. Once satisfied as provided herein, the CCC Ratings Contingency shall not be deemed to have lapsed or otherwise been rendered ineffective as the result of any subsequent actions of Rating Agencies in relation to CCC.

         "CCC Ratings Upgrade" shall mean that the insurer financial strength ratings of CCC shall have increased one rating level, including intermediate rating levels (e.g. from A- to A), from its rating on the date of original issuance of the Series H Preferred by any of the Rating Agencies. Once satisfied as provided herein, the CCC Ratings Upgrade shall not be deemed to have lapsed or otherwise been rendered ineffective as the result of any subsequent actions of Rating Agencies in relation to CCC.

         "Dividend Payment Date" shall have the meaning set forth in
Section 4(B) hereof.

         "Dividend Period" shall mean (i) initially the period commencing on the date of the initial issuance of any shares of Series H Preferred and ending on March 1, 2003 and (ii) thereafter, the period commencing on the date immediately following a Dividend Payment Date and ending on the next Dividend Payment Date, except that the final Dividend Period with respect to any share of Series H Preferred shall end on the date if and when such share is redeemed.

         "Holders" shall mean the Persons who shall, from time to time, own of record or beneficially any shares of Series H Preferred. The term "Holder" shall mean one of the Holders.

         "Parity Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or liquidation, dissolution or winding up equal to or pari passu with any such preference or priority of the Series H Preferred and any instrument or security convertible into or exchangeable for Parity Stock.

         "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

         "Property" shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

         "Rating Agencies" shall mean A.M. Best Company, Standard & Poor's and Moody's Investors Services or their respective successors, or if any such agency is no longer publishing ratings of the CNA Pool, then another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Board.


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         "Senior Stock" shall mean any shares of any class or series of
Stock of the Corporation having any preference or priority as to dividends or liquidation superior to any such preference or priority of the Series H Preferred and any instrument or security convertible into or exchangeable for Senior Stock.
         "Series H Dividend Calculation Value" shall mean as of December 1 of each year, the sum of (i) the Series H Preferred Value and (ii) all accrued and unpaid dividends as of such date.

         "Series H Preferred Value" shall mean $100,000 per share of Series H Preferred.

         "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participations in, corporate stock.

         "Treasury Yield" shall mean the yield to maturity at the time of computation of United States Treasury securities with a maturity of 10 years (or the longest maturity available for which yield information is publicly reported), as reported by Bloomberg L.P. (or any successor to Bloomberg L.P.), as of 4:00 p.m., New York City time on the business day immediately preceding the applicable Reset Date, on screen "Govt C4" or another screen hereafter used by Bloomberg L.P. to report on United States Government securities, or if Bloomberg L.P. (or a successor) is no longer publishing such information, then any publicly available source of similar data as determined by the Board.





         IN WITNESS WHEREOF, CNA Financial Corporation has caused this Certificate to be duly executed this 19th day of December, 2002.

                                    CNA FINANCIAL CORPORATION



                                    By:  /s/ Robert V. Deutsch
                                         -------------------------------------
                                    Its:  Executive Vice President and
                                          Chief Financial Officer









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